EXHIBIT 10.26
January 6, 2006
Mr. Eric Thornburg
473 Pine Bend Drive
Chesterfield, MO 63005
Dear Eric:
The Connecticut Water Service Board of Directors is very pleased to offer you the position of President and CEO, and a Director of Connecticut Water Service, Inc., reporting to the Chairman of the Board.
The attached offer term sheet outlines the key dimensions of the compensation package. Also included is an outline of our standard benefits package. Necessary supporting documentation on these terms will be provided once you are aboard.
We are excited about the prospect of you joining us. There is much to do. We would hope to ratify your election at a board meeting scheduled for January 11, 2006. We need to discuss the timing and content of the public announcement.
If the attached documentation is acceptable, please initial each page of the term sheet and return it with a signed copy of this letter by fax to me at 860.669.5579.
The Board and I very much look forward to working with you and to making Connecticut Water Service a larger and even more successful regional water company.
Sincerely,

/s/ Marshall T. Chiaraluce

Marshall T. Chiaraluce
Chairman, President & CEO

EXHIBIT 10.26
CONNECTICUT WATER SERVICE, INC./THE CONNECTICUT WATER COMPANY
EXECUTIVE COMPENSATION TERM SHEET

Title:	President and CEO, and Director

Reports to:	Chairman of the Board

Base Salary:	$294,100 (midpoint of salary range) per year, paid bi-monthly. To be reviewed and adjusted on a calendar year basis

Annual Incentive Award:	15% of midpoint salary at threshold; 30% of midpoint at target; 45% of mid-point at maximum.

Determined by Compensation Committee of the Board, based on Company’s financial performance, corporate indicators and strategic initiatives.

Long Term Incentives:	4,507 shares of restricted CWS Common Stock on hire; 6-year vesting starting in 2006 Annual awards of restricted stock and/or stock options consistent with 2004 Performance Stock Plan, with value equal to annual incentive award.

Deferred Compensation Agreement; defer up to 12% of salary with interest earned at Moody’s AAA corporate bond yield average rate plus an additional 1 l/2 to 3%.

Pension and Supplemental Executive Retirement Plan; 60% of last 5-year average salary base, including bonus; reduced by pension payments from previous employer. Retirement can begin at age 55 with reduction factor. Five-year vesting.

Vacation:	4 weeks

Holidays:	13 paid holidays and 2 personal days per year

401(k):	Yes; 50% matching to statutory maximum

EXHIBIT 10.26
Executive Compensation Term Sheet – Page 2

Insurance:	See standard Company documentation.
Medical – managed care and point-of-service options; employee pays 25% of premium
Dental – yes; with employee contribution
Eye Care- discounts on routine exams and prescription eye wear
Life – 2 times salary up to $350,000; premium fully paid by company
Short Term Disability – 100% of salary for first 30 days; 60% to 180 days
Long Term Disability – 60% of salary; $10,000/month max.
Employee Counseling Assistance
Flexible Medical Spending Account

Severance:	For Cause – none

Not for Cause:
1-year salary continuation; 1 year health and welfare benefit premium continuation; 1 year non-compete

Change in Control
▪	3-year salary and target bonus lump sum with tax gross up.
▪	3-year health and welfare benefit premium continuation
▪	accelerated vesting of options and/or restricted stock;
▪	2-year non-compete

Car:	Yes; American-made, non-luxury vehicle
Cell phone:	Yes
Club:	The Hartford Club

Industry Associations:	Membership in national organizations and attendance at annual NAWC and Water Utility Executive conferences

Relocation Assistance:	Relocation expenses and other appropriate expenses grossed up for taxes; temporary living benefits until August 2006; trip home every other week during school year; 3 house-hunting trips for spouse

Start Date:	February 1, 2006 up to March 1, 2006 (your choice)